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EXHIBIT 10.1
                           PERSONAL AND CONFIDENTIAL


Dr. Nassim Usman                                                   May 2, 1996
RPI

Dear Nassim,

As noted both in writing and in informal conversations, your accomplishments and those of your group, as well as your growth as a manager, have been impressive indeed. In addition, it is my belief that you have substantial potential for further growth and accomplishment as a senior manager. It is within that context that I am pleased to offer you a significant promotion within RPI.

The specific promotion and associated terms are as follows:

         Title:                   Vice President of Research
                                  (and Corporate Officer)

         Effective Date:          May 10, 1996

         Base Salary:             $145,000

         Bonus: Up to 15% of Vice President of Research 1996 base salary, payable at the end of 1996, based on achievement of objectives (to be mutually agreed within 30 days of acceptance of this offer).

         Stock Options:           Award of 17,000 Incentive Stock Options, at
                                  an exercise price equal to the closing price of RPI Common Stock on May 10, 1996.

In the Incentive Stock Option award, 7, 000 options will vest upon achievement of performance-based goals (to be mutually agreed within 30 days of acceptance of this offer). For the 10,000 options vesting over 5 years, RPI will pay the exercise price on vested options each year's anniversary of this appointment, up to $15,000 per year for a total of 5 years, as long as you are employed at RPI and satisfactory performance is maintained. In return, you agree not to sell shares purchased by RPI until at least one year after the five year period has ended.

         Loan: If requested by you, RPI will provide an interest-free loan of up to $75,000 in order to allow you to purchase a house in the Boulder area, repayable over 5 years at a rate of $15,000/year on the first five
                                  anniversary dates of the loan.  Your house
                                  will serve as collateral for the loan, and
                                  the loan will be repayable in full if you
                                  leave RPI before the loan is repaid or if you sell the house.
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         Severance:               Six months severance pay if terminated
                                  without  cause, and if not otherwise employed.

During the period from your acceptance until a Vice President for Research and Development is appointed, you will report to me, and together we will manage RPI's R&D activities. Following the appointment of a Vice President for Research and Development, you will report to that person.

I am very excited about the possibility of working with you to develop both RPI's technology and products, and the significant opportunity it provides for you personally. As the promotion implies, RPI is making a long term commitment to you and your development, and your acceptance implies an equal acceptance on your part for such a long term commitment to RPI.

If you accept the terms of this new appointment, please sign both copies of this letter, and return one copy to me.


                                        Sincerely,




                                        Ralph E. Christoffersen
                                        CEO and President



Accepted:
          --------------------------
          Nassim Usman

Date:
          --------------------------

cc.   L. Bullock
      N. Usman Personnel File